EXHIBIT 99.1

Neurobiological Technologies Reaches Patient Enrollment Target For Interim Analysis of Viprinex(TM)
Phase 3 Stroke Trials

EMERYVILLE, Calif., Aug. 12 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced that enrollment into its two Phase 3 pivotal studies evaluating Viprinex(TM) (ancrod) for the treatment of acute ischemic stroke has reached the level of patients necessary to conduct a planned interim analysis across the two studies. NTI is currently studying whether Viprinex is safe and effective for treating acute ischemic stroke when given within six hours of stroke onset.

“We are very pleased to have reached the enrollment criteria to conduct the planned interim analysis,” stated Paul E. Freiman, president and chief executive officer of NTI. “Our independent Data Safety Monitoring Board (DSMB) will meet to review the efficacy data on an unblinded basis for the first time. In addition, the DSMB will evaluate the safety of Viprinex, as they’ve been doing since the start of the studies.”

Results of the interim analysis are expected in January 2009. The interim analysis will be based on the first 500 treated patients in the current trials who have completed their 90 day assessment. If the treatment effect observed for the ancrod patients is not better than that observed for the placebo patients, then the trials will be halted for futility, indicating that they are unlikely to demonstrate the benefit required for approval. If the trials are allowed to continue, NTI will not have access to any unblinded patient data until the trials are completed. The primary endpoint of the trials is the modified Rankin Score, a measure of disability.

“We believe that data from 500 patients is sufficient for the DSMB to conduct a thorough assessment of futility, and have accordingly moved up the interim analysis from earlier plans to conduct it at 650 patients,” stated Warren W. Wasiewski, M.D., vice president and chief medical officer. “This is a significant milestone for the program and we are all looking forward to learning the outcome of this review.”

About Ischemic Stroke

Ischemic stroke is caused by blockage of a blood vessel in the brain due to a clot. The lack of blood flow, or ischemia, leads to cell death. According to the American Heart Association, 87% of the 700,000 annual strokes in the United States are ischemic. Stroke is the third leading cause of death in the United States, behind heart disease and cancer, and the leading cause of disability. The only FDA-approved drug for the treatment of acute ischemic stroke is Activase® (alteplase), which currently must be given within three hours of stroke onset.

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc., (Nasdaq: NTII) is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The Company’s most advanced product candidate, Viprinex(TM) (ancrod), is in Phase 3 clinical testing as a novel investigational drug for the treatment of acute ischemic stroke. Viprinex has multiple mechanisms of action and is specifically designed to double the time period that patients can be treated after the onset of a stroke. Acute ischemic stroke is one of the most prevalent, debilitating and costly diseases in the world for which there are few acceptable treatment options. NTI also has early-stage development programs for Alzheimer’s and Huntington’s diseases and rights to receive payments on an approved drug for Alzheimer’s disease and an investigational drug in Phase 3 trials for brain swelling.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including uncertainties regarding the outcome of the interim analysis, obtaining approval for Viprinex, levels of future expenditures and capital resources needed to fund operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K as updated periodically in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release and we undertake no obligation to update these forward-looking statements.